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                                                                    EXHIBIT 99.1

                                  Press Release

                     PINNACLE AIRLINES RELEASES MAY TRAFFIC


MEMPHIS TENN. (JUNE 6, 2005) Pinnacle Airlines, Inc. (NASDAQ: PNCL) released its passenger and traffic levels for May 2005 today.

For May, Pinnacle flew 500.5 million Available Seat Miles (ASMs), an increase of 51.6% over May 2004 levels. Revenue Passenger Miles (RPMs) expanded 53.3% to
362.5 million. Passenger Load Factor was 72.4%. Pinnacle transported 712,112 Customers during the month, 34.7% more than the same period last year.

During May, Pinnacle operated 37,012 block hours and completed 21,864 cycles, increases of 44.2% and 34.6% over May 2004 levels, respectively. The term block hour refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, and the term cycle refers to an aircraft's departure and corresponding arrival.

Separately, Pinnacle accepted delivery of four new Canadair Regional Jets during the calendar month of May bringing its total fleet to 134 CRJs on May 31, 2005.

                                MAY 2005 TRAFFIC

                                 2005                 2004                CHANGE
ASMs (000)                    500,528              330,155                 51.6%
RPMs (000)                    362,543              236,464                 53.3%
Load Factor                     72.4%                71.6%               0.8 pts
Passengers                    712,112              528,677                 34.7%

Block Hours                    37,012               25,663                 44.2%
Cycles                         21,864               16,240                 34.6%

                              YEAR-TO-DATE TRAFFIC

                                 2005                 2004                CHANGE
ASMs (000)                  2,266,089            1,462,121                 55.0%
RPMs (000)                  1,511,292              969,012                 56.0%
Load Factor                     66.7%                66.3%               0.4 pts
Passengers                  3,029,779            2,250,993                 34.6%

Block Hours                   172,444              113,894                 51.4%
Cycles                         99,566               73,737                 35.0%

Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul,



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and its two focus cities of Milwaukee and Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,400 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

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